                                                                    EXHIBIT 12.1

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

           (DOLLARS IN THOUSANDS, EXCEPT NOTES AND STATISTICAL DATA)




                                                                                                                     AS ADJUSTED
                                                                                                                    FOR THE THREE
                                                                                            FOR THE THREE MONTHS    MONTHS ENDED
                                              FOR THE YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,        MARCH 31,*
                                  ------------------------------------------------------   -----------------------  -------------
                                    1993      1994       1995       1996         1997         1997         1998          1998
                                  --------   -------   --------   --------    ----------   ----------    ---------  -------------
EARNINGS:
Consolidated pretax income
  (loss) from continuing
  operations...................   $(53,789)  $8,174   $ (4,911)  $(43,429)    $ (93,166)   $(20,130)     $(16,752)     $(17,996)
Minority interest in net loss
  (income) of subsidiaries with
  fixed charges................         --       (77)    (5,218)       618          560         203           173           173
Equity in loss of less than 50%
  owned affiliate with no
  guaranteed debt..............         --        86        (35)       (37)          --
FIXED CHARGES:
Interest expensed and
  capitalized..................      5,322     6,139     14,958     40,009       38,634       9,786         9,874        11,118
Interest portion of rental
  expense......................     10,690     5,495      2,135     19,960       30,194       3,229         9,875         9,875
Less interest capitalized
  during the period............       (379)      (34)      (361)    (2,933)      (7,368)      2,040        (3,604)       (3,604)
Plus capitalized interest
  amortization.................         --        --         20        165          368          70           164           164
                                  --------   -------   --------   --------    ---------    --------      --------      --------
Earnings.......................   $(38,156)  $19,783   $  6,588   $ 14,353    $ (30,778)   $ (4,802)     $   (270)     $   (270)
                                  ========   =======   ========   ========    =========    ========      ========      ========
FIXED CHARGES:
  Interest expensed and
     capitalized...............   $  5,322   $ 6,139   $ 14,958   $ 40,009    $  38,634    $  9,786      $  9,874      $ 11,118
  Interest portion of rental
     expense...................     10,690     5,495      2,135     19,960       30,194       3,229         9,875         9,875
  Preferred stock dividend
     requirements of majority-
     owned subsidiaries
     (non-intercompany)........        209       249        126         --           --          --            --
                                  --------   -------   --------   --------    ---------    --------      --------      --------
Fixed Charges..................   $ 16,221   $11,883   $ 17,219   $ 59,969    $  68,828    $ 13,015      $ 19,749      $ 20,993
                                  ========   =======   ========   ========    =========    ========      ========      ========
PREFERRED STOCK DIVIDEND
  REQUIREMENTS:
  Preferred Stock Accretion....   $     --   $    --   $     --   $     --    $     724          --            --            --
  Series 1 and 3...............      1,358     2,604      1,717      1,739        1,589         470            17            17
  7-1/4% Junior Convertible
    Preferred Stock............         --        --         --         --        5,537          --         1,913         1,913
  Cumulative Convertible
    Preferred Stock............         --        --         --         --           --          --            --         2,620
  Junior Exchangeable
    Preferred Stock............         --        --         --         --       13,785          --         9,806         9,806
                                  --------   -------   --------   --------    ---------    --------      --------      --------
Total Preferred Stock Dividend
  Requirements.................   $  1,358   $ 2,604   $  1,717   $  1,739    $  21,636    $     --      $ 11,736      $ 14,356
                                  ========   =======   ========   ========    =========    ========      ========      ========
Total Fixed Charges and
  Preferred Stock Dividend
  Requirements.................   $ 17,579   $14,487   $ 18,936   $ 61,708    $  90,464    $ 13,485      $ 31,485      $ 35,349
                                  ========   =======   ========   ========    =========    ========      ========      ========
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends
  (Deficiency)(1)..............   $(55,735)     1.4x   $(12,348)  $(47,355)   $(121,242)   $(18,287)     $(31,755)     $(35,619)
                                  ========   =======   ========   ========    =========    ========      ========      ========


---------------

(1) Where earnings are inadequate to cover combined fixed charges and preferred stock dividend requirements, the deficiency is shown.


 * As adjusted for the sale of $155.25 million of 1998 Convertible Preferred Stock, the issuance of the New Notes and the purchase of $284.2 million (out of $285.0 million) of Senior Notes which occurred in April 1998, as if they had occurred on or before January 1, 1998, and assuming dividends are paid in cash at 6-3/4% on the 1998 Convertible Preferred Stock.